dreyfus premier opportunity funds

ARTICLES OF AMENDMENT

Dreyfus Premier Opportunity Funds (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated May 14, 1993, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as

'Dreyfus Opportunity Funds'."

SECOND:  The Agreement and Declaration of Trust of the Trust is hereby further amended by designating Dreyfus Enterprise Fund, Dreyfus Health Care Fund and Dreyfus Natural Resources Fund as series of the Trust.

THIRD:  The amendment to the Agreement and Declaration of Trust herein made was duly approved by at least a majority of the Trustees of the Trust at a meeting held on July 17, 2008 pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust.

IN WITNESS WHEREOF, Dreyfus Premier Opportunity Funds has caused these Articles to be signed in its name and on its behalf by the undersigned Trustees.

Dreyfus Premier Opportunity Funds

_/s/ Joseph S. DiMartino________

Joseph S. DiMartino, Trustee

_/s/ Clifford L. Alexander, Jr.____

Clifford L. Alexander, Jr., Trustee

_/s/ David W. Burke___________

David W. Burke, Trustee

_/s/ Whitney I. Gerard__________

Whitney I. Gerard, Trustee

_/s/ George L. Perry____________

George L. Perry, Trustee

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

December 30, 2008 12:07 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth